Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to the Registration Statement (No. 333-265743) on Form N-2 of Princeton Everest Fund (formerly known as “Princeton Private Investments Access Fund”) (the “Fund”) of our report dated May 31, 2022, relating to our audit of the consolidated financial statements and financial highlights, which appear in the March 31, 2022 Annual Report to Shareholders, which is also incorporated by reference into this Registration Statement. We also consent to the inclusion in this Registration Statement of the financial highlights for the period ended March 31, 2017, which appear in the Annual Report on Form N-CSR for the year ended March 31, 2021. We issued our opinion on the March 31, 2021 financial statements on June 1, 2021.

Our audits of the Fund also included the information as of March 31, 2022, 2021 and 2020 appearing under the caption “Senior Securities”. This information is the responsibility of the Fund’s management. Information about the Fund’s senior securities as of March 31, 2022, 2021 and 2020 appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audits of the basic financial statements, and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Legal Counsel”, “Consolidated Financial Statements” and “Senior Securities” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

November 29, 2022